Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 to the Registration Statement (Form S-4 No. 333-126772) and related Prospectus of SPACEHAB, Incorporated for the exchange of its 5.5% Senior Convertible Notes due 2010, and to the incorporation by reference therein of our reports dated August 20, 2003 with respect to the consolidated financial statements and schedule of SPACEHAB, Incorporated included in its Annual Report (Form 10-K) for the year ended June 30, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

October 17, 2005